UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 23, 2005

SELECT MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	000-32499 (Commission File Number)	23-2872718 (I.R.S. Employer Identification No.)

4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, PA 17055
(Address of principal executive offices) (Zip Code)
(717) 972-1100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     On December 23, 2005, Select Medical Corporation (“Select”), SLMC Finance Corporation, a wholly-owned subsidiary of Select (“SLMC Finance”) and Callisto Capital L.P., (“Callisto”), entered into an Acquisition Agreement (the “Acquisition Agreement”), pursuant to which SLMC Finance has agreed to sell all of the issued and outstanding shares of its wholly-owned subsidiary, Canadian Back Institute Limited, (“CBIL”) to Callisto for approximately C$90 million. The purchase price is subject to adjustment based on, among other things, the amount of net working capital and long term liabilities of CBIL and its subsidiaries on the closing date.
     The transaction, which is expected to close in the first quarter of 2006, is subject to a number of closing conditions, including that Callisto must be satisfied, in its reasonable judgment, with the results of its due diligence investigations.
     The foregoing description of the Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement. A copy of the Acquisition Agreement is attached to this report as exhibit 2.1, and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits. (d) Exhibits.

Exhibit Number	Description

2.1	Acquisition Agreement between Select Medical Corporation, SLMC Finance Corporation and Callisto Capital L.P., dated December 23, 2005.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SELECT MEDICAL CORPORATION
Date: December 28, 2005	By:	/s/ Michael E. Tarvin
Michael E. Tarvin
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Acquisition Agreement between Select Medical Corporation, SLMC Finance Corporation and Callisto Capital L.P., dated December 23, 2005.